Exhibit 99.1

     Pacific Capital Bancorp and First Bancshares, Inc. Announce
                         Acquisition Agreement

    SANTA BARBARA & SAN LUIS OBISPO, Calif.--(BUSINESS WIRE)--Feb. 28, 2005--Pacific Capital Bancorp (Nasdaq:PCBC) and First Bancshares, Inc. (Pink Sheets:FSLO), the holding company for First Bank of San Luis Obispo, jointly announced today that they have signed a definitive agreement under which Pacific Capital Bancorp will acquire FSLO in an all-cash transaction valued at approximately $60.8 million, or $48 per each diluted share of FSLO common stock. Following regulatory and FSLO shareholder approval, the transaction is expected to close in the second quarter of 2005. Pacific Capital Bancorp expects that the transaction will be accretive within the first year of operation.
    FSLO's Vice Chairman and Chief Executive Officer, David R. Booker, and President and Chief Operating Officer, Reese T. Davies, will continue to oversee the operations of First Bank of San Luis Obispo which will become an additional brand of Pacific Capital Bank, N.A. They will report to Pacific Capital Vice Chairman of the Board Clayton
C. Larson who oversees the operations of the Company's retail brands. "Dave and Reese are experienced, highly respected financial services executives with a strong presence throughout San Luis Obispo County," said William S. Thomas, President and Chief Executive Officer of Pacific Capital Bancorp. "Under their management, FSLO's commitment to relationship banking, superior customer service, and disciplined underwriting has allowed them to build an attractive deposit gathering franchise and a well-diversified loan portfolio with exceptional asset quality. Their continued leadership in this market is key in our strategy to take full advantage of the growth opportunities throughout the county."
    First Bank of San Luis Obispo is one of the leading community banks in San Luis Obispo County, with $280 million in assets and $225 million in deposits as of December 31, 2004. For the year ended December 31, 2004, FSLO generated total loan growth of 17% and total deposit growth of 9%. FSLO currently has two branches in the city of San Luis Obispo and has announced plans to open a branch in Paso Robles in late 2005 or early 2006. Since its establishment in 1980, FSLO has operated as a full-service bank offering business and consumer financial products with an emphasis on personal service. FSLO has been a "Preferred Lender" for the U.S. Small Business Administration (SBA) for many years, recently ranking among the leading SBA lenders in San Luis Obispo County.
    "Entering the San Luis Obispo market in a meaningful way has been a strategic priority for Pacific Capital Bancorp for some time," said Thomas. "The addition of this highly regarded organization to our community bank network fills in a very strategic portion of our company's footprint. Following the completion of this acquisition, Pacific Capital Bancorp will have a significant presence in every county along the Central Coast of California, which will further enhance our position as the premier community bank network operating between San Jose and Los Angeles," said Thomas.
    "We are an excellent cultural fit with Pacific Capital Bancorp, as we share the same vision for community banking and the same service culture," said David R. Booker, Chief Executive Officer for First Bank of San Luis Obispo. "We believe that the addition of Pacific Capital's larger lending capacity and more extensive product and service offerings, such as Wealth Management, will be well received by our customers and will enable us to continue to grow our relationships in these markets."
    Pacific Capital Bancorp, with $6 billion in assets, is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 45 branches under the brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and Pacific Capital Bank.
    This news release is available at the following websites: www.pcbancorp.com and www.firstbankslo.com.

    Forward-Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp and First Bancshares, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that relate to future financial performance and condition, and pending mergers. These forward-looking statements involve certain risks and uncertainties, many of which are beyond Pacific Capital Bancorp's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) the success of Pacific Capital Bancorp at integrating First Bancshares, Inc. into its organization; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in the State of California; (4) increased competitive pressure among financial services companies; (5) legislative or regulatory changes adversely affecting the businesses in which Pacific Capital Bancorp and/or First Bancshares, Inc. engage; (6) the impact of terrorist acts or military actions; and (7) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and neither Pacific Capital Bancorp nor First Bancshares, Inc. undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

    CONTACT: Pacific Capital Bancorp
             Deborah Whiteley, 805-884-6680
             whiteley@pcbancorp.com
             or
             First Bancshares, Inc.
             David R. Booker, 805-783-5112
             dbooker@firstbankslo.com